Exhibit 99.2

Clovis Oncology’s Phase 1 Study of Rucaparib Demonstrates Compelling Clinical Activity and Safety in Patients with Solid Tumors

  After 24 weeks of rucaparib monotherapy, 82 percent disease control rate observed in ovarian cancer patients with BRCA mutations
  No drug discontinuations because of treatment-related adverse events in Phase 1 study
  Rucaparib at recommended Phase 2 dose of 600 mg BID showed strong activity with good tolerability
  Now enrolling ARIEL2 and ARIEL3 studies in patients with platinum-sensitive ovarian cancer
  Now enrolling Phase 2 RUCAPANC study in pancreatic cancer

BOULDER, Colo.--(BUSINESS WIRE)--May 31, 2014--Clovis Oncology (NASDAQ:CLVS) today announced final Phase 1 and preliminary Phase 2 results from an ongoing Phase 1/2 monotherapy study of rucaparib, the Company’s investigational oral, potent, small molecule inhibitor of PARP1 and PARP2 being developed for the maintenance treatment of platinum-sensitive ovarian cancer in patients with homologous recombination deficient (HRD) tumors, defined as those with BRCA mutations and other DNA repair deficiencies. Rucaparib is also being explored in patients with BRCA-mutant pancreatic cancer.

Data from the Phase 1/2 monotherapy study – as well as updates describing additional rucaparib trials in ovarian and pancreatic cancer currently enrolling – are being presented today and Sunday at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting.

“Data from the rucaparib Phase 1/2 study show that it is both well-tolerated and a very active drug in patients with BRCA mutations, and its activity may extend beyond tumors with a BRCA mutation to a larger population of tumors with HRD,” said Professor Jonathan Ledermann, Professor of Medical Oncology, Director, Cancer Research UK and UCL Cancer Trials Centre, UCL Cancer Institute, and co-lead investigator for the ARIEL3 study. “Platinum sensitivity is often used as a surrogate predictive indicator for PARP inhibitor response, but we know it is far from ideal as not all of these tumors have HRD. Molecular analysis of tumor tissue to assess both germline and somatic BRCA mutations as well as loss of heterozygosity (LOH), a molecular consequence of HRD, could be a more precise method for selecting patients for PARP inhibitor therapy, and I am pleased to be jointly leading the ARIEL program to explore rucaparib further in this context.”

“These data demonstrate rucaparib’s very encouraging clinical efficacy and tolerability profile in patients with solid tumors, which is now being explored in the ARIEL program in patients with ovarian cancer as well as the RucaPanc study in pancreatic cancer patients, each of which represents an area of significant unmet need,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We believe we are the only company seeking to prospectively demonstrate a PARP inhibitor’s activity in a molecularly selected population beyond germline BRCA mutations, and we believe this has the potential to meaningfully differentiate rucaparib from other PARP inhibitors in development.”

A total of 56 patients with advanced solid tumors that had progressed on standard treatment were enrolled in the Phase 1 dose-escalation portion of the rucaparib monotherapy study. Patients were treated in once-daily (QD) and twice-daily (BID) dosing cohorts, ranging from 40mg QD to 840mg BID. Study objectives were typical for a Phase 1 trial, including determining safety and tolerability, evaluating the pharmacokinetic profile, identifying the maximum tolerated dose and recommended Phase 2 dose (RP2D) as well as the preliminary efficacy signals in various solid tumors. A recommended RP2D of 600mg BID was identified based on maximum exposure, manageable toxicity and clinical activity.

Patients in the Phase 1 study received a median of five prior therapies. Twenty-seven patients (48 percent) had breast tumors, 20 patients (36 percent) had ovarian/peritoneal tumors and nine patients (16 percent) had other solid tumors.

Phase 1 Evidence of Activity

Phase 1 results to be presented at the ASCO meeting include durable responses observed in ovarian cancer patients. Objective responses for ovarian cancer patients include both RECIST and CA-125 responses but having response-evaluable disease was not a requirement for admission to the trial. Disease control rate (DCR) is defined as complete response, partial response or stable disease greater than 24 weeks. Twenty-seven patients were treated with efficacious doses of rucaparib defined as 360mg BID or greater.

Of 12 ovarian cancer patients treated with efficacious doses of rucaparib of 360 mg BID or greater, DCR was 83 percent (10/12) at 24 weeks. Eleven of those patients had a germline BRCA mutation, and DCR was 82 percent (9/11) at 24 weeks in that subgroup.

At the RP2D of 600mg BID, objective responses were observed in 80 percent (4/5) of patients with a germline BRCA mutation, including three of four ovarian cancer patients.

Among the 12 ovarian cancer patients treated, eight were platinum-resistant and four were platinum-sensitive. For the platinum-resistant group, DCR was 75 percent (6/8) at 24 weeks. For the platinum-sensitive patients, DCR was 100 percent (4/4) at 24 weeks.

In addition, one platinum-sensitive ovarian cancer patient with high genomic loss of heterozygosity (LOH) and no BRCA mutation in tumor tissue achieved 36 weeks of PFS, which suggests that rucaparib may benefit patients with tumor HRD not driven by a BRCA mutation.

Phase 1 Safety and Tolerability

These data demonstrate that rucaparib is well-tolerated with a manageable side effect profile. At doses of 360mg BID or greater, the most common treatment-related adverse events (AEs) reported in ≥15 percent of all patients included: nausea (56 percent), fatigue (41 percent), vomiting (41 percent) and anemia, thrombocytopenia and neutropenia (26 percent for each). These events were mostly Grade 1/2, and none of the 56 Phase 1 patients discontinued rucaparib due to a treatment-related AE.

Phase 2 Study – Preliminary Results

Clovis also reported today on the Phase 2 portion of the rucaparib monotherapy study, enrolling relapsed, platinum-sensitive ovarian cancer patients with a germline BRCA mutation. Promising activity has been demonstrated in the eight patients who have so far reached their first post-dose scan. All patients must have received two to four prior treatment regimens and have evidence of measurable disease.

RECIST partial responses have been observed in four of eight patients (50 percent) and one additional patient experienced 18 percent regression of target lesions at their cycle 2 scan. All sixteen of the Phase 2 patients enrolled to date remain on study.

ARIEL Pivotal Study Program

The ARIEL (Assessment of Rucaparib in Ovarian Cancer Trial) program is a novel, integrated translational-clinical program designed to refine the definition of patients with homologous recombination deficiency (HRD), which includes those with BRCA mutations (genes that are linked to breast and ovarian cancers) and other DNA repair deficiencies, who may benefit from rucaparib. Approximately 50 percent of ovarian cancers are deficient in homologous recombination as a result of BRCA and other mutations.

The global ARIEL2 study is currently enrolling 180 ovarian cancer patients with relapsed, platinum-sensitive disease. The single-arm, open-label Phase 2 study is designed to identify molecular features that predict sensitivity to rucaparib using DNA sequencing to evaluate each patient’s tumor. In this study, rucaparib efficacy is assessed and correlated with the genotype and phenotype of each patient’s tumor, and these data will inform the final definition of HRD for the ARIEL3 pivotal study.

The global ARIEL3 pivotal study is currently enrolling a total of 540 patients, in a randomized, double-blind Phase 3 study that compares the effects of rucaparib versus placebo. The study will evaluate whether rucaparib as maintenance therapy in platinum-sensitive, high-grade ovarian cancer patients can extend the period of time for which a response to a prior chemotherapy is maintained. Efficacy is assessed in a pre-specified step-down manner, first in tumor BRCA-mutant patients, then in a larger group of patients with either BRCA mutations or evidence of other DNA repair deficiencies, and finally in all randomized patients.

Rucaparib in Pancreatic Cancer (RUCAPANC)

Rucaparib is also the subject of a Phase 2 open-label study exploring rucaparib treatment in patients with locally advanced or metastatic pancreatic cancer and a known deleterious BRCA mutation (germline or somatic) who have progressed on 1-2 prior therapies.

Data presented in this Trial in Progress poster at ASCO include one Phase 1 study pancreatic cancer patient with a BRCA2 mutation who experienced a robust partial response to rucaparib therapy following failed first-line FOLFIRINOX treatment. This patient was treated with doses of 360mg BID (cycles 1-6) and 480mg BID (cycles 7-11) and achieved a 46 percent reduction in target lesions at cycle 2 and 4 scans, and a 52 percent reduction at cycle 6. The duration of response for this patient was greater than six months, with treatment well-tolerated and no significant toxicity.

The RUCAPANC study is currently enrolling up to 100 pancreatic cancer patients who will receive rucaparib at the RP2D of 600mg BID until disease progression, unacceptable toxicity or other reason for discontinuation. The primary study endpoint is overall response rate; secondary endpoints include duration of response, progression-free survival, overall survival, and safety.

About Rucaparib

Rucaparib is an oral, potent inhibitor of PARP1 and PARP2 being developed for the treatment of platinum-sensitive ovarian cancer in patients with BRCA mutations (genes that are linked to breast and ovarian cancers) and other DNA repair deficiencies. Rucaparib is also being explored in patients with BRCA-mutant pancreatic cancer.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CONTACT:
Clovis Oncology
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com